Exhibit No. EX-99(d)(3)(a)

                                    EXHIBIT A
                      INVESTMENT ADVISORY AGREEMENT BETWEEN
                              GARTMORE MUTUAL FUNDS
                                       AND
                     GARTMORE GLOBAL ASSET MANAGEMENT TRUST
               (FORMERLY VILLANOVA GLOBAL ASSET MANAGEMENT TRUST)

                      AMENDED, EFFECTIVE FEBRUARY 28, 2006

FUNDS OF THE TRUST                                          ADVISORY FEES                               EFFECTIVE DATE
------------------                                          -------------                               --------------
Gartmore Emerging Markets Fund(1)                      1.05% on assets up to $500 million                 08/30/2000
                                                       1.00% on assets of $500 million and
                                                       more but less than $2 billion
                                                       0.95% for assets of $2 billion and more

Gartmore International Growth Fund(1)                  0.90% on assets up to $500 million                 08/30/2000
                                                       0.85% on assets of $500 million and
                                                       more but less than $2 billion
                                                       0.80% for assets of $2 billion and more

Gartmore Worldwide Leaders Fund(1)                     0.90% on assets up to $500 million                 08/30/2000
(formerly Gartmore Global Leaders Fund)                0.85% on assets of $500 million and
                                                       more but less than $2 billion
                                                       0.80% for assets of $2 billion and more


Gartmore Global Financial Services Fund(1)             0.90% on assets up to $500 million                 12/18/2001
                                                       0.85% on assets of $500 million and
                                                       more but less than $2 billion
                                                       0.80% for assets of $2 billion and more

Gartmore Global Utilities Fund(1)                      0.70% on assets up to $500 millin                  12/18/2001
                                                       0.65% on assets of $500 million and
                                                       more but less than $2 billion
                                                       0.60% for assets of $2 billion or more

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(1)  Performance Fees for the Gartmore Global Financial Services Fund; Gartmore
     Global Utilities Fund; Gartmore International Growth Fund; Gartmore Emerging Markets Fund; and Gartmore Worldwide Leaders Fund.

The base advisory fee for these Funds as set forth above is adjusted each quarter beginning one year after implementation of the Performance Fee, depending upon a Fund's investment performance for the 12 months preceding the end of that month relative to the investment performance of each respective Fund's benchmark as listed below. The base fee is either increased or decreased proportionately by the following amounts at each breakpoint, based upon whether a Fund has out-performed or under-performed its respective benchmark (using the performance of each such Fund's Class A Shares to measure), by more or less than a maximum of 500 basis points over the preceding rolling 12 month period as follows:

                           +/- 100 bps under/outperformance            2bps
                           +/- 200 bps under/outperformance            4bps
                           +/- 300 bps under/outperformance            6bps
                           +/- 400 bps under/outperformance            8bps
                           +/- 500 bps or more under/outperformance   10bps

         The investment performance of each Fund will be the sum of: (1) the change in each Fund's value during such period; (2) the value of the Fund's cash distributions (from net income and realized net gains) having an ex-dividend date during such calculation period; and (3) the value of any capital gains taxes paid or accrued during such calculation period for undistributed realized long-term capital gains from the Fund. For this purpose, the value of distributions per share of realized capital gains, of dividends per share paid from investment income and of capital gains taxes per share reinvested in the Fund will be the Fund's value in effect at the close of business on the record date for the payment of such distributions and the date on which provision is made for such taxes, after giving effect to such distribution, dividends and taxes.

BENCHMARK INDEX PERFORMANCE:

         The performance of each respective benchmark Index for a calculation period, expressed as a percentage of each Index, at the beginning of such period will be the sum of: (1) the change in the level of the Index during such period; and (2) the value, as calculated consistent with the Index, of cash distributions having an ex-dividend date during such period made by those companies whose securities comprise the Index. For this purpose, cash distributions on the securities that comprise the Index will be treated as if they were reinvested in the Index at least as frequently as the end of each calendar quarter following payment of the dividend.

BENCHMARK INDICES:

        1.      Gartmore Global Financial Services Fund                  MSCI World Financial Index

        2.      Gartmore Global Utilities Fund                           60% MSCI World Telecom Index/40% MSCI
                                                                         World Utilities Index

        3.      Gartmore International Growth Fund                       MSCI All Country World Free X U.S.
                                                                         Index

        4.      Gartmore Emerging Markets Fund                           MSCI Emerging Markets Index

        5.      Gartmore Worldwide Leaders Fund                          MSCI World Index